EXHIBIT 10ll.

Bristol-Myers Squibb Company

Senior Executive Severance Plan

and

Summary Plan Description

The information contained in this Severance Plan and Summary Plan Description (SPD) is effective as of the date at the bottom of this page. To ensure that you have the most up-to-date benefit plan information, be sure to review this Plan and SPD in combination with more recent communications to eligible employees.

Words that appear in bold have specific definitions that are included in the Glossary. You should refer to the Glossary as you read this document.

Purpose

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (“BMS” or the “Company”) has adopted the Bristol-Myers Squibb Company Senior Executive Severance Plan (the “Plan”) for eligible senior executives of the Company and its participating subsidiaries and affiliates (“Participating Employer”). The purpose of the Plan is to provide equitable treatment for terminated senior executives consistent with the values and culture of the Company, provide financial support for senior executives seeking new employment, recognize senior executives’ contributions to the Company, and to avoid or mitigate the Company’s potential exposure to litigation. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified senior executives who are essential to its success.

Section 1 – Eligibility to Participate

You are eligible to participate in the Plan if you are a full-time or part-time active eligible employee who is a senior executive at the E9 grade level or above of the Company or a Participating Employer.

Notwithstanding anything contained herein, you are not eligible to participate in the Plan and are excluded from coverage under the Plan if you are:

•

a party to an individual arrangement or a written employment agreement with the Company containing a severance provision other than pursuant to the Plan or a change in control letter agreement with the Company;

•

covered by a local practice outside the U.S. and Puerto Rico that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth herein[1]

Section 2 – Eligibility for Severance Payments and Benefits

Right to Severance Payments and Benefits

You will be eligible to receive the severance payments and benefits provided by this Plan if your employment by the Company or a Participating Employer is terminated for any one or more of the following reasons:

(a)	Involuntary termination by the Company or Participating Employer other than for Cause (as defined below).

[1]

For further information, see “Offset for Executives in Puerto Rico and U.S. Expatriates” and “Pay in Lieu of Notice Periods and Offsets for Executives Employed Outside the U.S. and Puerto Rico Who Are Not U.S. Expatriates” on pages 4-5.

(b)	You voluntarily terminate your employment within ten (10) business days after the occurrence of any event constituting Good Reason (as defined below).

To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify the Company in writing of termination for Good Reason specifying the event constituting Good Reason within ten (10) calendar days of the event. Failure for any reason to give written notice of termination of employment for Good Reason shall be deemed a waiver of the right to voluntarily terminate employment and claim Good Reason under this Plan in relation to such event. The Company shall have a period of thirty (30) days in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to severance payments and benefits hereunder. If the Company waives its right to cure or does not, within the thirty (30) day period, cure the Good Reason, you shall be entitled to severance payments and benefits and your actual termination date shall be determined in the sole discretion of the Company but in no event later than thirty (30) calendar days from the date the Company waives its right to cure or the end of the period in which to cure the Good Reason, whichever is earlier.

Ineligibility for Severance Payments and Benefits

Notwithstanding any provision of the Plan, you shall not be eligible for severance payments and benefits under this Plan if your termination of employment occurs by reason of any of the following:

•	voluntary termination other than for Good Reason (as defined below);

•	mandatory retirement from employment in accordance with Company policy or statutory requirements;

•	disability (as defined in the Company’s Long-Term Disability Income Plan);

•	for Cause;

•

refusal, rejecting or declining to accept a transfer to a position with the Company or a Participating Employer, as applicable (for which you are qualified as determined by the Company by reason of knowledge, training, and experience), provided the transfer would not constitute Good Reason for a voluntary termination;

•

the sale of all or part of the Company or Participating Employer’s business assets if you are offered employment within four (4) weeks of the date your employment with the Company terminates by the acquirer of such assets regardless of the terms and conditions of employment offered by the acquirer, and regardless of whether you accept the offer;

•

upon the formation of a joint venture or other business entity in which the Company or a Participating Employer directly or indirectly will own some outstanding voting or other ownership interest if you are offered employment by the joint venture entity or other business entity regardless of the terms and conditions of employment offered by the joint venture entity or other business entity within four (4) weeks of the date your employment with the Company terminates and regardless of whether you accept the offer; or

•	you are reporting to a different person.

Cause

“Cause” shall mean:

(i)	failure or refusal by you to substantially perform your duties with the Company or a Participating Employer (except where the failure results from incapacity due to disability); or

(ii)	severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the Company or a Participating Employer. Examples of the foregoing include, but are not limited to, acts involving dishonesty, violation of Company or a Participating Employer written policies (which includes BMS Standards of Business Conduct and Ethics), violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of Company or a Participating Employer confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

“Cause” shall be interpreted by the Company in its sole discretion and such interpretation shall be conclusive and binding on all parties.

Good Reason

“Good Reason” shall mean the occurrence of any one or more of the following events:

(i)	A material reduction in your Base Pay (as defined in the Glossary).

(ii)	A material reduction in your executive grade level (e.g., the Company changes your job level from an E10 to an E9) resulting in a material diminution of your authority, duties, or responsibilities.

(iii)	A change in the location of your job or office, so that you will be based at a location which is more than 50 miles farther (determined in accordance with the Company’s relocation policy) from your primary residence than your work location immediately prior to the proposed change in job or office.

Section 3 – Severance Payments And Benefits

Under the Plan, you are eligible to receive Basic Severance and Supplemental Severance, provided you meet the eligibility criteria for severance payments and benefits in Section 2.

Basic Severance

As Basic Severance, you shall receive severance payments equal to four (4) times your Base Pay (as defined below, see page 14). You are not required to sign a separation agreement or general release to receive Basic Severance.

Supplemental Severance

Supplemental Severance is based on your grade level as follows:

Grade Level	Supplemental Severance

E9	74 times your Base Pay (as defined in Glossary)
E10 and above	100 times your Base Pay (as defined in Glossary)

Payment of Supplemental Severance is contingent upon your signing a Separation Agreement containing a general release and allowing the general release to become effective (see “Separation Agreement, Including General Release and Restrictive Covenants,” below).

Nothing in this Section 3, the Plan, a change in control letter agreement, an offer letter from the Company or a Participating Employer, a prevailing practice of the Company or a Participating Employer, or any oral statement made by or on behalf of the Company or a Participating Employer shall entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and a change in control letter agreement between you and the Company. The obligation of the Company, to make payments hereunder shall be expressly conditioned upon you not receiving duplicate payments.

Pay in Lieu of Notice Periods for U.S. and Puerto Rico Executives and U.S. Expatriate Executives

The Basic Severance and Supplemental Severance payments under the Plan shall not be reduced by any cash payments to which you may be entitled under any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation (“WARN Act”); provided, however, Basic Severance will be reduced by the payment for time not worked during a WARN Act notice period up to a maximum of four weeks’ base pay.

Offset for Executives in Puerto Rico and U.S. Expatriates

The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) for executives in Puerto Rico by any payments under Puerto Rico Act 80, as amended on October 7, 2005 and thereafter. The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) for U.S. expatriates with respect to any statutory payments of severance in any country other than the U.S. and the payments and benefits hereunder are conditioned upon statutory payments, if any, being offset.

Pay in Lieu of Notice Periods and Offsets for Executives Employed Outside the U.S. and Puerto Rico Who Are Not U.S. Expatriates

The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) by any cash payments to which you may be entitled under or in respect of any of the following: (i) “pay in lieu of notice” or “notice” laws, (ii) any pay in lieu of notice under your contract of employment, (iii) any damages for breach of your employment contract calculated by reference to any period of notice required to be given to terminate your contract which was not given in full, (iv) any compensation required to be paid by any law of any jurisdiction in respect of the termination of your employment, (v) any law of any jurisdiction with respect to the payment of severance, termination indemnities or other similar payments, or (vi) any contract, agreement, plan, program, practice or arrangement which are payable due to your termination of employment with the Company or an affiliate or subsidiary of the Company (but excluding, for the avoidance of doubt, any payments made on retirement from a retirement savings plan, pension plan or provident fund).

No Mitigation

You shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Debt Owed to the Company or a Participating Employer

If you owe the Company or a Participating Employer money for any reason, including, but not limited to, overpayment of employee benefits self-insured by the Company or Participating Employer, the Company or Participating Employer shall have the right, at its sole discretion, to offset the amount of the debt from your severance payments to the fullest extent permitted by law.

Separation Agreement, Including General Release and Restrictive Covenants

The obligation of the Company to pay Supplemental Severance and provide you Benefits Continuation (see “Benefits Continuation” on page 7), shall be and is expressly conditioned upon you timely executing a separation agreement in a form that is satisfactory to the Company (the “Separation Agreement”) during the requisite time period and allowing such Separation Agreement to become effective.

As to the Separation Agreement:

•

It shall include but not be limited to a general release of claims against the Company, its affiliates and their respective officers, directors, employees and agents, and shall contain certain restrictive covenants and obligations of you including, but not limited to, non-competition and non-solicitation covenants for a period of one-year following your separation date, an agreement by you not to make use of confidential or proprietary information of the Company or its affiliates, an agreement not to disparage or encourage or induce others to disparage the Company, its affiliates or their respective products for a period no more than the period you are receiving payments hereunder, an agreement to return Company property, and an agreement to cooperate with legal matters of the Company in which you might have knowledge.

•	The Company will provide a form of such Separation Agreement not later than the date of your Separation from Service.

•

You must sign and return the Separation Agreement within the minimum time period required by law and not revoke it during any permitted revocation period[2], in order for the Separation Agreement to become effective. Otherwise, you will not be eligible for, and the Company shall not have any obligation to, pay you any Supplemental Severance payments.

[2]

In general, the shortest minimum time period for reviewing and signing a general release is 21 days, but that may be longer or shorter depending on the circumstances. Also, in general, individuals have a 5-day period after signing a general release within which to revoke the release. A Separation Agreement will specify these time periods.

How Your Benefit Is Paid

Basic Severance, if payable, will be paid at regular payroll intervals according to your pay schedule prior to your termination.

In general, Supplemental Severance payments, if payable, will not begin until at least eight days after you return a signed Separation Agreement (containing the general release) to the Company, but in no event later than 60 days after your effective date of termination. Supplemental Severance will be paid at regular payroll intervals according to your pay schedule prior to your termination.

It is possible that Basic and Supplemental Severance could constitute payment of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In that event, payment may be subject to the six-month delay rule and other limitations required to comply with Code Section 409A requirements. See “Section 409A” starting on page 11.

The “Severance Pay Period” is defined as the number of weeks’ base pay for which you are eligible under the Plan counting both Basic and Supplemental Severance. For example, if you would be eligible for 4 weeks of Basic Severance and 74 weeks of Supplemental Severance, your Severance Pay Period would be 78 weeks.

Continuation of Employee Benefits For U.S. and Puerto Rico and U.S. Expatriate Executives E9 and Above Only

During the Severance Pay Period, you are not considered an employee of the Company or a Participating Employer for any purpose – including eligibility under any employee benefit plan. The following benefits, however, will continue to be available as outlined to a U.S. or Puerto Rico senior executive or a U.S. expatriate senior executive in all events at the E9 grade level or above:

Health Care Plans

If you and your dependents were enrolled in the Company’s health plan on your termination date, this coverage will continue until the end of the month in which Basic Severance ends. As of the date of your termination of employment, you and your enrolled eligible dependents will be offered the opportunity to elect COBRA continuation coverage and have the opportunity to receive subsidized COBRA:

Subsidized COBRA: If you sign and return the Separation Agreement in the requisite time period and allow it to become effective, the Company will subsidize your COBRA until the end of the month in which occurs the earlier of (i) fifty-six weeks measured from the date you separated employment with the Company or (ii) the date you begin new employment (the “Benefits Continuation Period”).

That means that during the subsidized COBRA period, you would owe the same amount as active employees for the same coverage rather than the standard COBRA rate. However, at the end of the subsidy period, you would then owe the standard COBRA rate to maintain COBRA coverage.

Please note that if you do not sign and return the Separation Agreement in the requisite time period and allow it to become effective, neither you nor your eligible dependents will receive subsidized COBRA; of course, you and your eligible dependents would still be entitled to standard COBRA.

Standard COBRA: Standard COBRA is unsubsidized COBRA, meaning you (and your eligible dependents if they elect separately) would owe the standard COBRA rate for COBRA coverage.

Detailed information about COBRA coverage will be mailed to your home at the time of termination.

Life Insurance

Your current level of basic life insurance coverage will continue until the end of the month in which your termination occurs. Thereafter, Company-provided life insurance coverage equal to one times (two times if you are an executive employed in Puerto Rico and retiree eligible (i.e., age 55 or older with at least ten years of service)) your base pay at termination date will be continued until the end of your Benefits Continuation Period.

When you are terminated, if you are participating in the Survivor Income Plan (not applicable for executives in Puerto Rico), Dependent Life Insurance Plan(s), or the Voluntary Life Insurance Plan(s), coverage will end on the last day of the month in which your termination occurs. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer.

Long Term Care Plan (not applicable for executives in Puerto Rico)

If you are participating in the Long Term Care Plan, you may be able to continue coverage directly through the Long Term Care Plan’s insurer, Aetna.

Employee Assistance Program (EAP)

You may continue to participate in the Employee Assistance Program during the benefits continuation period, as long as you remain eligible for benefits under the Company’s Medical Plan. If you elect COBRA continuation coverage, you may continue to participate in the EAP. You will receive additional information regarding participation at the time of your termination.

Outplacement

You will be eligible for outplacement services in accordance with the Company’s outplacement services that are in effect for executives at your level as of the date your employment ends with the Company, provided you timely sign and return the Separation Agreement (as set forth above).

Company Perquisites

Effective December 31, 2007, the Company eliminated the executive perquisite program. As such, no perquisites will be made available to you after your separation from the Company.

Other Benefits

Accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, deferred distributions under the Performance Incentive Plan (PIP) and bonus payments will be determined in accordance with the applicable Company plans, programs and/or policies.

All other benefit coverage, and eligibility to participate in the Company’s plans, will end as of your termination date. These benefits include, but are not limited to:

•	contributions to the Dependent Care Reimbursement Account (not applicable for executives in Puerto Rico);

•	contributions to and earning service for vesting under the Company’s Savings and Investment Program;

•	earning additional service for vesting under the Company’s Retirement Income Plan; and

•	participation in the Company’s disability plans.

Rule of 70 (for U.S. and Puerto Rico and U.S. expatriate executives E9 and above only)

If you are eligible for severance benefits but not eligible to retire3, you may qualify for the “Rule of 70” benefits when you are terminated if:

•	you sign and return the General Release during the requisite time period and allow it to become effective; and

•	on termination, your age plus years of service[4] equals at least 70 (rounded to the next higher whole number); and

•	you have a minimum of 10 years of service.

Example: If you have been employed for 16.7 years and you are 52 years and 3 months old, you add your years of service without any rounding (16.7) with your age without any rounding (52.25) to get a total number (16.7 + 52.25 = 68.95) This total number is then rounded up to the next whole number (69) and you would not qualify for Rule of 70 benefits.

Medical Plan

The Rule of 70 benefits give you the opportunity to extend Medical Plan coverage beyond the end of COBRA coverage as long as you have no other group medical coverage available to you and no other group medical coverage becomes available.

Between the time that COBRA coverage would normally end (the end of your Severance Pay Period or the end of your COBRA continuation period, whichever is later) and until the date you reach age 55, you can continue medical coverage by paying the full cost of medical coverage, plus a 2% administrative fee. After the date you reach age 55, you can continue coverage under the Medical Plan as if you were a retired employee by paying the retiree medical coverage contribution rate in effect at that time.

[3]	To be eligible to retire, you must be at least age 55 and have at least 10 years of service or be at least age 65.
[4]

For severance benefits, “years of service” means the total years of employment from your adjusted date of hire to date of termination, rounded up to the next higher whole number. Employees with less than one year of service will not have their length of service rounded up to one whole year.

Retiree Medical Coverage Contribution Rate

The retiree medical coverage contribution rate, which takes effect at age 55 will be based on your service as of your actual date of termination of employment pursuant to the terms of the Company’s medical plans.

Under the Retiree Medical Plan, if you are eligible to enroll in Medicare coverage, Medicare will be your primary coverage and the Company plan will be secondary whether or not you actually enroll in Medicare. For more information, you should review the Comprehensive Medical Plan Summary Plan Description specific to retirement. The Company reserves the right to amend, suspend or terminate its Retiree Medical Plan (and your rights with regard thereto), in whole or in part, any time in its sole and absolute discretion.

For more detailed information about retiree medical coverage and the cost-sharing formula, refer to the “Coverage When You Retire” section of the Comprehensive Medical Plan Summary Plan Description.

Retirement Income Plan

The Rule of 70 gives you the opportunity to receive benefits under the Company’s Retirement Income Plan provided you were a participant in the Retirement Income Plan prior to January 1, 2010. If you are Rule of 70 eligible, retirement benefits payable before age 65 are calculated using the same factors as those used for employees who retire at their Early Retirement Date (as defined by the Retirement Income Plan). The Rule of 70 benefits make it possible for eligible participants to receive benefit payments before age 55 with additional reduction factors applied to account for payment over a longer period of time; provided, however, this may not be applicable under the BEP-Retirement Income Plan.

For more information about the payment of retirement benefits, refer to the Summary Plan Description of the Retirement Income Plan and the Summary Plan Description of the BEP – Retirement Income Plan.

NOTE: Although eligible for retiree medical coverage, a participant entitled to Rule of 70 benefits is not a Bristol-Myers Squibb Company retiree, regardless of when the participant ultimately chooses benefit payments to begin. Your Human Resources representative will determine whether you qualify for Rule of 70 and advise you at the time of termination.

If You Are Rehired After Termination

If you are rehired by the Company or a Participating Employer during the Severance Pay Period, severance payments will terminate.

If you are a terminated employee who is subsequently reinstated to employee status back to the date you were terminated (including reinstatement as the result of an appeal of a claim for disability benefits), all severance benefits must be repaid to the Company or a Participating Employer.

Section 4 – Amendment and Plan Termination

Bristol-Myers Squibb Company reserves the right to terminate or amend, in whole or in part, the Plan at any time in its sole discretion by resolution adopted by the Compensation and Management Development Committee of the Board of Directors of the Company. The Company reserves the right to implement changes even if they have not been reprinted or substituted in this document.

Section 5 – Miscellaneous

Employment Status

The Plan does not constitute a contract of employment and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company, a Participating Employer or any of their respective affiliates.

Withholding of Taxes

The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

No Effect on Other Benefits

Neither the provisions of this Plan nor the severance payments and benefits provided for hereunder shall reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.

Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Unfunded Obligation

All severance payments and benefits under the Plan shall constitute unfunded obligations of the Company. Severance payments shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to you to the extent provided herein. For avoidance of doubt, any health benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company.

Type of Plan and Governing Law

This plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of New York.

Section 409A

Notwithstanding any other provision of the Plan:

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Exemption

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A including, but not limited to, being exempt from Section 409A:

•

as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) (in general, a short-term deferral is an amount that is payable no later than March 15 of the year following the year in which the amount becomes due and payable); and

•

as to payments not qualifying as short-term deferrals, to the extent that the payments do not exceed two times the lesser of (1) the employee’s total annual compensation based on the employee’s annual rate of pay for the prior taxable year (adjusted for any increases that were expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a Separation from Service (as defined below) ($245,000 in 2011 (2x = $490,000)) and such payments are made no later than December 31 of the second year following a Separation from Service (the “409A Severance Limit”).

Separation from Service

To the extent any payment under the Plan is or may become subject to Code Section 409A, such payment(s) shall be made only if you in fact experience a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and final Treas. Reg. Section 1.409A-1(h)(“Separation from Service”).

The transfer of an employee between related companies within the Company will not be deemed a Separation from Service for purposes of Code Section 409A if the transfer from the Company or a Participating Employer is to an entity that is 50% or more owned or under common control with the transferring entity; provided, however, for purposes of determining whether a Separation from Service has occurred, the Company may use a smaller percentage as low as 20% if it determines there exists legitimate business criteria.

Separate Payments

Each installment payment of Basic Severance and Supplemental Severance (i.e., the amount payable in each payroll period) shall be deemed a separate payment for all purposes, including for purposes of Code Section 409A.

Specified Employees

A “Specified Employee” is an employee of the Company who is one of the top 50 highest paid employees as determined by the Company. Code Section 409A provides for a six-month delay with respect to certain payments under Code Section 409A to Specified Employees. Under the Plan, Specified Employees may receive up to the 409A Severance Limit without regard to a six-month delay however, payments in excess of the 409A Severance Limit that would have been paid within six months following the Specified Employee’s separation date will be paid the first business day of the seventh month following the separation date, or, if earlier, the date of the Specified Employee’s death (the “Delayed Payment Date”).

No Company Liability Under Code Section 409A

In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on you pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.

Limitation on Offsets

No payment under the Plan that constitutes a deferral of compensation under Code Section 409A may be offset against any of your indebtedness or as a result of any other payment or benefit to you if and to the extent that such offset would constitute a change in the time of payment (including as a result of deemed substitution of the indebtedness or other payment or benefit for the deferred compensation) not compliant with Code Section 409A.

Timing of Certain Payments

If any amount payable during a fixed period following separation from service is subject to Code Section 409A and the fixed period over which such amount is payable could begin in one year or a subsequent year (depending on when you sign and return the Separation Agreement) payment shall commence in the subsequent year regardless of when the Participant returns the Separation Agreement.

Payment Capped

If at any time, it shall be determined by the Company’s independent auditors that any payment or benefit to you pursuant to this Plan (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes), then the Potential Parachute Payment payable to you shall be reduced to the largest amount which would both (a) not cause any Excise Tax to be payable by you and (b) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

Assignment

The Plan shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate in a single lump-sum within 90 days of your death. Your rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company. The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with such, plan, program and arrangement and applicable law.

Oral Statements

The payments and benefits hereunder shall supersede any oral statements made by any employee, officer or Board member of the Company regarding severance payments and benefits.

Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and insure to the benefit of you and your legal representatives, heirs and legatees.

Section 6 – Administrative Information About Your Plan

Employer Identification Number

Bristol-Myers Squibb Company’s employer identification number is #22-0790350.

Claim for Benefits

If you believe you are entitled to payments and benefits under the Plan, contact the Plan Administrator in writing. A claim must be made within six (6) months of your termination date. Any claim made beyond six (6) months after your termination date shall be time barred and you will be expressly precluded from receiving any severance payments and/or benefits under the Plan.

Claims Review Procedures

Only the Plan Administrator or his or her delegate (identified in “Other Administrative Facts”) has the authority to decide claims. This means that if someone other than the Plan Administrator, for example, your HR Generalist, says that you are not eligible for severance, that statement is not a decision on a claim for benefits – you would still have the right to make a claim and get an official decision from the Plan Administrator or Plan Administrator’s delegate. You will be provided written or electronic notification by the Plan Administrator (or his or her delegate) if you are denied payments and benefits under the Plan or of any other adverse benefit determination. The notice shall provide the specific reason(s) for the determination and reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary (if applicable), a description of the Plan’s appeal procedures, including the time limits and a statement of your right to bring a civil action following an appeal.

If a claim for benefits under the Plan is denied in full or in part or you receive some other adverse benefit determination, you* may appeal the decision to the Plan Administrator. To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after the date of the claim denial. If you do not submit an appeal within this 60 day period, you will not be entitled to appeal the denial or adverse benefit determination. You* may also include information or other documentation in support of your claim. Upon request, you will be provided reasonable access to and copies of, all documents, records and other information relevant (as defined by ERISA) to your claim. You may have a qualified person represent you* during the appeal process. You* will be notified of a decision within 60 days (which may be extended to 120 days, if required) of the date your appeal is received. If an extension of time is required by the plan, you* will receive notice of the reason for the extension within the initial 60-day period and a date by which you can expect a decision.

Any decision on appeal shall be final, conclusive and binding upon all parties. If the appeal is denied, however, you will be advised of your right to file a claim in court. It is the intent of the Company that the standard of review applied by a court of law or a professional arbitrator to any challenge to a denial of benefits on final appeal under these procedures shall be an arbitrary and capricious standard and not a de novo review.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits shall apply in any forum where you may initiate such a suit.

Participating Employers

A complete list of Bristol-Myers Squibb Company, affiliates, subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. (See the chart at the end of this section for the name and address of the Plan Administrator.)

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this section contains the name and address of the Plan Administrator.

*	Or your duly authorized representative.

Section 7 – Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and updated summary plan description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Section 8 – Other Administrative Facts

Senior Executive Severance Plan

Name of Plan	Bristol-Myers Squibb Company Senior Executive Severance Plan

Type of Plan	“Welfare” plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Company and participating employers provide severance benefits from general revenues.

Plan Sponsor	Bristol-Myers Squibb Company

Plan Number	554

Plan Administrator and Named Fiduciary	Bristol-Myers Squibb Company c/o Senior Vice President, Human Resources, Public Affairs, Philanthropy 345 Park Avenue New York, NY 10154 Telephone: (212) 546-4000

Agent for Service of Legal Process on the Plan

Bristol-Myers Squibb Company

c/o Senior Vice President and General Counsel

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Bristol-Myers Squibb Company

c/o Senior Vice President, Human Resources, Public Affairs,

Philanthropy

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Trustee	Not applicable

Insurance Company	Not applicable

Glossary

It is important to know the following terms as they apply to the Senior Executive Severance Plan.

Base Pay	Your weekly base rate of pay at your termination date, including salary reductions under Code sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining the amount of severance payments payable under the Plan.

Full-Time, Active, Eligible Employee	An employee who is scheduled to work a minimum of 28 hours per week and does not include as a leased worker (employed and paid by another company), independent contractor or consultant, even if later determined to be or to have been a common law employee of the Company or a Participating Employer.

Outsourced	An employee’s position is considered outsourced if the Company has arranged for a third party to provide the services to the Company that the employee had been providing immediately prior to the outsourcing.

Part-Time, Active, Eligible Employee	An employee who is scheduled to work a minimum of 14 hours per week and less than 28 hours per week and does not include a leased worker (employed and paid by another company), independent contractor or consultant, even if later determined to be or to have been a common law employee of the Company or a Participating Employer.

Years of Service	For severance benefits, the total years of employment from your adjusted date of hire to date of termination, rounded up to the next higher whole number. Employees with less than one year of service will not have their length of service rounded up to one whole year.